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                             AMENDED AND RESTATED
                          MEMORANDUM OF UNDERSTANDING

                               November 28, 2001
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     THIS AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING (this "Agreement")
confirms the agreements among Anam LLC, a Delaware limited liability company ("Parent"), TRIOD LLC, a Delaware limited liability company ("TRIOD"), ODE, L.L.C., a Delaware limited liability company ("ODE"), William T. O'Donnell, Jr., in his individual capacity ("Mr. O'Donnell"), and George L. Ruff, in his individual capacity ("Mr. Ruff"), in connection with Parent's agreement to acquire NextHealth, Inc., a Delaware corporation ("NextHealth"), pursuant to an Agreement and Plan of Merger dated as of April 16, 2001 by and among Parent, NHI Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of Parent ("NHI"), and NextHealth, as amended by a First Amendment to Agreement and Plan of Merger dated as of the date hereof among NextHealth, Parent and NHI (such Agreement and Plan of Merger as so amended, the "Merger Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.   General Statement of Purpose. Parent, TRIOD and NHI were formed by Mr.
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O'Donnell and Mr. Ruff (collectively, the "Initial Investors") to acquire all of the stock and assets of NextHealth and its subsidiaries through a series of transactions, including the Merger, as contemplated in the Merger Agreement and this Agreement (collectively, with the other transactions discussed below, the "Acquisition/Merger Transactions"). The Initial Investors, Parent, NHI and ODE have concluded that it would be desirable to effect the Acquisition/Merger Transactions. To that end, the parties hereto have executed a Memorandum of Understanding dated as of April 16, 2001 (the "Original Agreement") to confirm their binding agreements. This Agreement amends and restates the Original Agreement as set forth herein. The Initial Investors, Parent, NHI and ODE agree that this Agreement shall terminate and cease to be of effect upon the termination of the Merger Agreement or upon the execution of definitive agreements with respect to the matters set forth herein.

2.   Capitalization of Parent; Amended and Restated Voting and Contribution
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Agreement. Each of the Initial Investors have acquired a membership interest in
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Parent (a "Parent Interest") in exchange for an initial capital contribution.
Parent has entered into an Amended and Restated Voting and Contribution Agreement dated as of the date hereof (the "Amended and Restated Voting and Contribution Agreement") with the NextHealth stockholders named therein, including the Initial Investors. Pursuant to the Amended and Restated Voting and Contribution Agreement, each of the NextHealth stockholders who has executed, or are joined to, the Amended and Restated Voting and Contribution Agreement (collectively, the "Stockholders") has agreed, subject to the terms and conditions set forth therein, to (i) grant Parent an irrevocable proxy to vote such Stockholder's Shares (as defined in the Amended and Restated Voting and Contribution Agreement) in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) contribute such Stockholder's Shares to Parent immediately prior to the Effective Date of the Merger in exchange for a proportionate Parent Interest and (iii) have
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such Stockholder's Options (as defined in the Amended and Restated Voting and
Contribution Agreement) cancelled pursuant to Section 2.4 of the Merger Agreement. The parties hereto anticipate that Parent's total capitalization will consist of the initial capital contributions of the Initial Investors and the Shares contributed by the Stockholders to Parent pursuant to the Amended and Restated Voting and Contribution Agreement.

3.   Capitalization of TRIOD. Each of the Initial Investors has directly or
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indirectly acquired a membership interest in TRIOD (a "TRIOD Interest") in exchange for an initial capital contribution. ODE and Mr. Ruff agree to contribute to TRIOD capital in exchange for a proportionate TRIOD Interest which, in the case of ODE, shall consist of its ownership interest in the buildings and improvements in which Sierra Tucson, LLC's business is operated (valued at $5 million by the parties hereto) and, in the case of Mr. Ruff, shall consist of $3 million in cash. As of the date hereof, the parties hereto expect that the initial capital contributed by the Initial Investors, together with the capital to be contributed by ODE and Mr. Ruff described above and the capital to be contributed by the Surviving Corporation described in clause (iv) of paragraph 5 below, will constitute the total capitalization of TRIOD.

4.   Acquisition Debt. As of the date hereof, the parties hereto expect that
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senior secured and mezzanine debt financing in an aggregate principal amount of between $62 million and $66 million (the "Acquisition Debt") will be obtained by Parent and TRIOD from three or more third party lenders to finance a portion of the Merger Consideration. The parties hereto believe that the Acquisition Debt, together with the capital to be contributed to Parent pursuant to the Amended and Restated Voting and Contribution Agreement and the capital to be contributed to TRIOD discussed in paragraph 3 above, will be sufficient to consummate the Acquisition/Merger Transactions. To the extent that such amounts (together with any cash held by NextHealth and acquired in the Merger) are insufficient to consummate the Acquisition/Merger Transactions, Parent and TRIOD shall seek to obtain the necessary additional funds from debt financing arrangements with other third party lenders and/or additional equity financing in TRIOD by non-affiliated investors.

5.   Acquisition/Merger Transactions.  As contemplated in the Merger Agreement
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and this Agreement, the Acquisition/Merger Transactions will consist of (i) the purchase by TRIOD of (a) AP NH, LLC's 2% minority interest in Sierra Tucson, LLC for $545,000 and (b) certain NextHealth assets selected by TRIOD with a purchase price of up to $50 million (such purchase to be structured in a manner to utilize NextHealth's available net operating losses to achieve certain tax benefits for Parent and TRIOD following the completion of the Merger); (ii) the Merger (with NextHealth as the surviving corporation (the "Surviving Corporation")); (iii) the merger of Health-Styles Inc. with and into a newly-formed limited liability company which will be a wholly-owned subsidiary of the Surviving Corporation (with such limited liability company as the surviving entity); (iv) the contribution by the Surviving Corporation of all of its assets (including its interests in its subsidiaries) to TRIOD in exchange for a proportionate TRIOD Interest; (v) the dissolution of Parent and the distribution of the stock of the Surviving Corporation held by Parent to the holders of Parent Interests; and (vi) the election by the Surviving Corporation (with the consent of its stockholders) to be treated as a "small business corporation" for Federal income tax purposes under Section 1362 of the Code, effective for the taxable year beginning January 1, 2003. Each of the transactions described in the preceding

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sentence (other than the transaction listed in clause (vi)) shall occur on the
Closing Date in the order listed, with each transaction occurring immediately before the transaction listed immediately after it.

6.   Certain Governance Matters. Subject to an agreement by the parties hereto
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to the contrary (such agreement shall be set forth in the applicable definitive organizational documents and agreements), until the completion of the Acquisition/Merger Transactions, each of Parent and TRIOD will be governed by the Initial Investors, acting as the sole managers, and NHI will be governed by a board of directors consisting of the Initial Investors. After the completion of the Acquisition/Merger Transactions, Parent will be dissolved and the Surviving Corporation (whose board of directors shall, by virtue of the Merger, consist of the Initial Investors) and TRIOD shall be governed as follows:

          (a)  Surviving Corporation. At the request of Mr. O'Donnell, Mr. Ruff
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shall resign from the board of directors of the Surviving Corporation prior to the dissolution of Parent (and in connection therewith, Mr. O'Donnell shall be entitled to purchase Mr. Ruff's Parent Interest for the amount of Mr. Ruff's capital contribution to Parent).

          (b)  TRIOD. Mr O'Donnell and Mr. Ruff shall continue to be the sole
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managers of TRIOD (the "TRIOD Managers"). Except as otherwise provided in the definitive operating agreement for TRIOD (the "TRIOD LLC Agreement") or by Delaware law, the management and control of TRIOD and its business shall be vested exclusively in the TRIOD Managers, and the non-managing members will not have any right, power or authority to take part in the management or conduct of TRIOD and its business. Notwithstanding the foregoing, the approval of the members shall be required for (i) consolidations, mergers or joint ventures;
(ii) admitting new members or substitute members (other than as expressly permitted in the TRIOD LLC Agreement); (iii) any act in contravention of the TRIOD LLC Agreement; (iv) changing TRIOD's purpose or business; or (v) amending the TRIOD LLC Agreement or TRIOD's certificate of formation.

7.   Compliance With Securities Laws. In connection with their execution and
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delivery of this Agreement, the parties hereto acknowledge and agree to comply with all applicable Federal and state securities laws.

8.   Earnest Money Deposit. The parties hereto acknowledge that, in accordance
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with Section 7.5(a) of the Merger Agreement, Mr. O'Donnell has obtained and delivered to the Special Committee an irrevocable letter of credit in the amount of $3 million (the "Letter of Credit") which names the Special Committee as the beneficiary thereof. In the event that the Special Committee draws funds under the Letter of Credit for the benefit of NextHealth pursuant to the terms and conditions set forth in the Merger Agreement that are not subsequently refunded, Mr. Ruff shall promptly reimburse Mr. O'Donnell an amount, payable in immediately available funds, equal to 12.5% of the amount so drawn.

9.   Participation Fee. In the event that additional equity financing in TRIOD
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is obtained from non-affiliated investors (the "Additional Equity Holders") in order to complete the Acquisition/Merger Transactions, the parties hereto anticipate that the Additional Equity Holders

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will pay a fee (a "Participation Fee") in connection with their participation in the Acquisition/Merger Transactions. At Closing, the Participation Fee, if any, received from the Additional Equity Holders shall be paid to the Initial Investors in the following order of priority: (i) first, to Jack A. Shaffer & Company, LLC ("Shaffer"), an Affiliate of Mr. Ruff, an amount up to and including $500,000 as an investment advisory fee in connection with the Acquisition/Merger Transactions, (ii) second, to Mr. O'Donnell, the excess amount of such fee up to and including $500,000, and (iii) third, in the event that such fee exceeds $1 million, 50% of such excess amount to Shaffer, and 50% of such excess amount to Mr. O'Donnell.

10.  Termination Fee; Reimbursed Fees and Expenses. The parties hereto agree
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that in the event that Parent is entitled to receive the Termination Fee pursuant to Section 7.4 of the Merger Agreement, such fee shall be paid to the Initial Investors as follows: (i) 66.67% of the Termination Fee shall be paid to Mr. O'Donnell and (ii) 33.33% of the Termination Fee shall be paid to Shaffer as an investment advisory fee in connection with the Acquisition/Merger Transactions. In the event that the Company is entitled to receive Fees and Expenses pursuant to Section 7.4 of the Merger Agreement, Parent shall promptly use such monies to pay all fees and expenses incurred by it, TRIOD, NHI and their Affiliates in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

11.  Fees and Expenses. Except as set forth in paragraph 10 hereof, in the
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event that the Merger is not consummated, all fees and expenses incurred in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby (which in the case of Shaffer, shall consist solely of Shaffer's out-of-pocket expenses) shall be paid by the Initial Investors as follows: (i) 66.67% of such fees and expenses shall be paid by Mr. O'Donnell and (ii) 33.33% of such fees and expenses shall be paid by Mr. Ruff.

12.  Binding Agreement; Standard of Conduct. The terms of the agreements herein
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shall be more fully set forth in definitive documentation, which each of the parties hereto agrees to negotiate in good faith. Subject to the negotiation and execution of such definitive documentation and the reaching of agreement on other matters contemplated but not specifically addressed herein, each of the parties hereto acknowledges and agrees that this Agreement is intended as a binding agreement among them with respect to the matters set forth herein.

13.  Parties in Interest. This Agreement shall be binding upon and inure solely
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to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

14.  Governing Law.  This Agreement shall be governed by, and construed in
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accordance with, the laws of the State of Illinois, without regard to any applicable conflicts of law.

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15.  Counterparts. This Agreement may be executed in one or more counterparts,
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all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Amended and Restated Memorandum of Understanding as of the date first above written.

                                    ANAM LLC,
                                    a Delaware limited liability company


                                     /s/ William T. O'Donnell, Jr.
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                                    By: William T. O'Donnell, Jr.
                                        President and Chief Executive Officer

                                    TRIOD LLC,
                                    a Delaware limited liability company


                                     /s/ William T. O'Donnell, Jr.
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                                    By: William T. O'Donnell, Jr.
                                        President and Chief Executive Officer

                                    ODE, L.L.C.,
                                    a Delaware limited liability company


                                     /s/ William T. O'Donnell, Jr.
                                    ------------------------------------------
                                    By: William T. O'Donnell, Jr.


                                     /s/ William T. O'Donnell, Jr.
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                                    William T. O'Donnell, Jr.,
                                    in his individual capacity


                                     /s/ George L. Ruff
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                                    George L. Ruff,
                                    in his individual capacity

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